Exhibit 99.1

Behringer Harvard Acquires Luxury
Multifamily Community South of Boston

DALLAS, May 19, 2011 — Behringer Harvard announced today its acquisition of West Village, a 200-unit luxury apartment community located at the junction of I-95 and I-495 in Mansfield, Massachusetts, a suburb within commuting distance of both Boston and Providence, Rhode Island.

“We are pleased to acquire West Village, one of the most desirable apartment communities in suburban Boston,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “This community offers residents luxurious amenities in a beautiful setting with convenient access to nearby employment centers.”

Construction of West Village was completed in 2008 on a 28.6-acre site at 792 West Drive. The community consists of seven garden-style apartment buildings of three stories each and a single-story clubhouse. Residents enjoy a resort-style swimming pool and spa, gas barbecue grills, a club room with fireplace and television, a state-of-the-art fitness center, and a business center.

The homes at West Village average 1,046 square feet. Residents may select units with up to three bedrooms and one or two baths. Interior finishes include nine-foot ceilings, a covered patio or balcony and a full-sized washer and dryer. Select apartments feature lofts, dens and gas fireplaces.

Residents of West Village enjoy outstanding highway access with proximity to major employment centers, a wealth of retail amenities and public transportation. The community is adjacent to the 5.2 million-square-foot Cabot Industrial Park, a master-planned business park that is home to numerous national and international companies.

In addition to quick highway access to communities to the north and south, residents have convenient access to commuter rail services to Boston and Providence. The Mansfield Center Station of Massachusetts Bay Transportation Authority is three miles from West Village.

The Boston metropolitan statistical area is the tenth-largest in the United States and home to 13 Fortune 500 companies, six professional sports teams, and some of the most prestigious colleges and universities in the United States. Gillette Stadium, home of the New England Patriots, and Patriot Place, which offers 1.3 million-square feet of shopping, dining and entertainment venues, are seven miles northwest of West Village.

The Boston area was ranked as the third-best metro for job seekers in a recent U.S. News & World Report analysis of statistics from the U.S. Department of Labor and job postings data.(1) A recovering employment outlook and restrained new construction are among the reasons that Witten Advisors Forecast recently ranked Boston second on their “Top Five” list of markets with the highest projected rates of apartment revenue growth during 2011 to 2013.(2)

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds. Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 35 multifamily communities in 13 states providing a total of 9,738 apartment homes.

(1)          Danielle Kurtzleben. “10 Best Cities to Get a Job,” U.S. News & World Report. 1 February 2011 <http://www.usnews.com/news/articles/2011/02/01/10-best-cities-to-get-a-job>.

(2)          Dallas: Witten Advisors LLC. U.S. Apartment Markets Forecast. First Quarter 2011.

— more —

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

# # #